UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2017

Dollar General Corporation

(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee		37072
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

New Credit Agreement

On February 22, 2017, Dollar General Corporation (the “Company”) entered into an unsecured amended and restated credit agreement (the “New Credit Agreement”) with Citibank, N.A. as administrative agent, Bank of America, N.A. and Goldman Sachs Lending Partners LLC as co-syndication agents, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Lending Partners LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners, and Branch Banking & Trust Company, Compass Bank, Fifth Third Bank, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., PNC Bank, National Association, Regions Bank, U.S. Bank, National Association, and Wells Fargo Bank, National Association as co-documentation agents, and the initial lenders named therein. The New Credit Agreement provides for total loans and commitments under the New Credit Facilities equal to $1,425.0 million. The New Credit Facilities consist of a $175.0 million five-year unsecured term loan facility (the “Term Loan Facility”) and a $1,250.0 million five-year unsecured revolving credit facility (the “Revolving Facility”) of which up to $175.0 million is available for letters of credit. The Revolving Facility also includes borrowing capacity available for short-term borrowings referred to as swingline loans. The Term Loan Facility and the Revolving Credit Facility are referred to together as the New Credit Facilities.

A copy of the New Credit Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the New Credit Agreement in this report is a summary and is qualified in its entirety by the terms of the New Credit Agreement attached hereto.

The New Credit Facilities provide that the Company has the right at any time to request increased revolving commitments and/or incremental term loan facilities, in an aggregate amount of up to $150.0 million. The lenders under the New Credit Facilities will not be under any obligation to provide any such increased revolving commitments or incremental term loan facilities and any such addition of or increase in commitments or facilities will be subject to certain customary conditions precedent. The Company’s ability to obtain extensions of credit under these increased revolving commitments or incremental facilities will also be subject to substantially the same conditions as the initial extensions of credit under the New Credit Facilities.

Borrowings under the New Credit Facilities bear interest at a rate equal to an applicable interest rate margin plus, at the Company’s option, either (a) LIBOR or (b) a base rate (which is the highest of (i) Citibank’s publicly announced “base rate”, (ii) the federal funds rate plus 0.5% and (iii) the LIBOR rate for an interest period of one month, (but in no event less than 0%) plus 1.00%). The Company is also required to pay a facility fee to the lenders under the New Credit Facilities for any used and unused commitments and customary letter of credit fees. As of February 22, 2017, the applicable interest rate margin for LIBOR loans is 1.100% and the commitment fee rate is 0.150%. The applicable interest rate margins, the letter of credit fees and the commitment fees are subject to adjustment from time to time based on the Company’s long-term senior unsecured non-credit-enhanced debt ratings.

The Company may voluntarily repay outstanding loans under the New Credit Facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

There will be no required amortization under the New Credit Facilities.

The New Credit Agreement contains a number of customary affirmative and negative covenants that, among other things, restrict, subject to certain exceptions, the Company’s and its subsidiaries’ ability to: incur additional subsidiary indebtedness; incur additional liens; sell all or substantially all of the Company’s assets; and consummate certain fundamental changes or change the Company’s lines of business. The New Credit Agreement also contains a maximum leverage ratio covenant, a minimum fixed charge coverage ratio covenant and customary events of default.

Certain lenders under the New Credit Agreement and their affiliates have, from time to time, provided investment banking, commercial banking, advisory and other services to the Company and/or its affiliates for which they have received customary fees and commissions and such lenders and their affiliates may provide these services from time to time in the future.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On February 22, 2017, all outstanding loans and commitments under that certain Amended and Restated Credit Agreement, dated as of October 20, 2015 (the “Existing Credit Agreement”), by and among the Company, Citibank, N.A., as administrative agent, and the other credit parties and lenders from time to time party thereto (as previously disclosed by the Company on its Current Report on Form 8-K dated October 15, 2015, filed with the Securities and Exchange Commission on October 20, 2015) were terminated and replaced by the loans and commitments under the New Credit Agreement as described in Item 1.01 above.

Certain lenders under the Existing Credit Agreement and their affiliates have, from time to time, provided investment banking, commercial banking, advisory and other services to the Company and/or its affiliates for which they have received customary fees and commissions and such lenders and their affiliates may provide these services from time to time in the future.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits. See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2017	DOLLAR GENERAL CORPORATION

	By:	/s/ John W. Garratt
John W. Garratt Executive Vice President and Chief Financial Officer

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Credit Agreement, dated as of February 22, 2017, among Dollar General Corporation, as borrower, Citibank, N.A., as administrative agent, and the other credit parties and lenders party thereto.